Exhibit 99.1

Hanover Direct, Inc. Approves Cash Merger Agreement with Chelsey Direct, LLC

WEEHAWKEN, N.J., Nov. 20 /PRNewswire-FirstCall/ -- Hanover Direct, Inc. (PINK SHEETS: HNVD.PK) announced today that its Board had unanimously approved a cash merger agreement with Chelsey Direct, LLC, the Company's largest shareholder. The merger agreement provides for the acquisition of the shares of common stock of the Company that Chelsey does not already own for a cash purchase price of $0.25 per share. It is anticipated that the merger agreement will be executed later today.

Previously, the Board had engaged Goldsmith, Agio, Helms & Lynner, an independent expert in valuation services, specializing in the direct marketing industry, to conduct a valuation analysis of the Company. Agio concluded that the enterprise value of the Company was less than the combined value of the secured debt and the outstanding preferred stock of the Company, and, therefore, the common stock of the Company has no value. Agio's valuation was delivered to the Board of Directors on November 17, 2006. Following the receipt of this valuation analysis, Chelsey extended its offer to acquire the common stock that it does not already own for $0.25 per share.

Chelsey and its affiliates beneficially own approximately 77% of the common stock after giving effect to the exercise of all outstanding options and warrants to purchase common stock beneficially owned by Chelsey. In addition, Chelsey is the holder of all of the Series C Preferred Stock, the only outstanding series of preferred stock, which has 100 votes per share. On a fully diluted basis and including the voting rights of the Series C Preferred, Chelsey maintains approximately 92% of the voting rights of the Company. Consequently, Chelsey has sufficient voting power to approve the merger without the vote of any other shareholders.

This press release is not a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of the Company, and is not a substitute for any proxy or information statement or other filing that may be required to be made with the Securities and Exchange Commission. If any such documents are filed with the SEC, investors are urged to read them because they will contain important information about the transaction. Any such documents, once filed, will be available, free of charge, at the SEC's website (www.sec.gov).

About Hanover Direct, Inc.

Hanover Direct, Inc. provides quality, branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers. The Company's portfolio of home fashion and apparel catalogs and Internet websites include Domestications, The Company Store, Company Kids, Silhouettes, International Male and Undergear. The Company also manufactures Scandia Down branded comforters that sell through specialty retailers. Information on Hanover Direct, Inc. can be accessed on the Internet at http://www.hanoverdirect.com.

Source: Hanover Direct, Inc.

Contact: John W. Swatek, S.V.P., Chief Financial Officer & Treasurer of Hanover Direct, Inc., +1-201-272-3389